As filed with the Securities and Exchange Commission on April 9, 2014

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMS HEALTH HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-1335689
( State or Other Jurisdiction of Incorporation or Organization )	( I.R.S. Employer Identification No.)

83 Wooster Heights Road

Danbury, CT 06810

(203)448-4600

(Address, Including Zip Code, of Principal Executive Offices)

Healthcare Technology Holdings, Inc. 2010 Equity Incentive Plan

IMS Health Holdings, Inc. 2014 Incentive and Stock Award Plan

IMS Health Incorporated Defined Contribution Executive Retirement Plan

(Full Title of the Plan)

Ari Bousbib

Chairman, Chief Executive Officer & President

IMS Health Holdings, Inc.

83 Wooster Heights Road

Danbury, CT 06810

(203)448-4600

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

with copies to:

Harvey A. Ashman Senior Vice President, General Counsel, External Affairs & Corporate Secretary 83 Wooster Heights Road Danbury, CT 06810 Telephone: (203)448-4600	Patrick O’Brien Louis T. Somma Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 Telephone: (617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate offering price	Amount of Registration Fee
Common Stock, $0.01 par value per share, reserved for issuance pursuant to the 2014 Incentive and Stock Award Plan (the “2014 Plan”)	28,186,998 (2)	$22.79 (7)	$642,381,684.42	$82,738.76
Common Stock, $0.01 par value per share, reserved for issuance pursuant to stock option awards under the 2010 Equity Incentive Plan (the “2010 Plan”)	18,876,500 (3)	$6.73 (8)	$127,038,845.00	$16,362.60
Common Stock, $0.01 par value per share, reserved for issuance pursuant to restricted stock unit awards under the 2010 Plan	1,451,230 (4)	$22.79 (7)	$33,073,531.70	$4,259.87
Common Stock, $0.01 par value per share, reserved for issuance pursuant to stock appreciation rights outstanding under the 2010 Plan	712,793 (5)	$22.79 (7)	$16,244,552.47	$2,092.30
Common Stock, $0.01 par value per share, reserved for issuance under the Defined Contribution Executive Retirement Plan (the “DC ERP”)	142,629 (6)	$22.79 (7)	$3,250,514.91	$418.67
TOTAL	49,370,150		$821,989,128.50	$105,872.20

(1)	Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Represents shares reserved for issuance pursuant to future awards under the 2014 Plan.
(3)	Represents shares reserved for issuance pursuant to stock option awards outstanding under the 2010 Plan as of the date of this Registration Statement. The 2010 Plan will be terminated and no further stock option grants will be made pursuant to the 2010 Plan. The 2010 Plan will continue to govern the terms and conditions of all outstanding awards granted under the 2010 Plan. To the extent that any outstanding awards expire or are forfeited subsequent to the date of this Registration Statement, the shares of the Registrant’s common stock reserved for issuance pursuant to such awards will become available for issuance under the 2014 Plan.
(4)	Represents shares reserved for issuance pursuant to restricted stock unit awards outstanding under the 2010 Plan as of the date of this Registration Statement.
(5)	Represents shares reserved for issuance pursuant to stock appreciation rights outstanding under the 2010 Plan as of the date of this Registration Statement.
(6)	Represents shares reserved for issuance pursuant to notional shares outstanding under the DC ERP as of the date of this Registration Statement.
(7)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of $22.79 per share, which represents the average of the high and low price per share of the Registrant’s common stock on April 4, 2014 as reported on the New York Stock Exchange.
(8)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $6.73 per share, the weighted-average exercise price of stock option awards outstanding under the 2010 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(1)	The Registrant’s prospectus dated April 3, 2014 and filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-193159); and

(2)	The description of the Registrant’s Common Stock, $0.01 par value per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 27, 2014, and any other amendments or reports filed for the purpose of updating such description (File No. 001-36381).

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) enables a corporation to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions pursuant to Section 174 of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

Section 145(a) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we may indemnify our directors and officers to the fullest extent permitted by law. Our certificate of incorporation also provides that the indemnification and advancement of expenses provided by, or granted pursuant to the certificate of incorporation, are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or otherwise. Section 145(f) of the DGCL further provides that a right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission which is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

Our amended and restated stockholders’ agreement provides that we will enter into indemnification agreements with certain of our directors. We have entered into indemnification agreements with our directors, which generally provide for indemnification in connection with their service to us or on our behalf.

We also maintain officers’ and directors’ liability insurance that insures against liabilities that our officers and directors may incur in such capacities. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Danbury, Connecticut on April 9, 2014.

IMS HEALTH HOLDINGS, INC.

By:	/s/ Ari Bousbib
Ari Bousbib Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ari Bousbib, Ronald E. Bruehlman and Harvey A. Ashman, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of IMS Health Holdings, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ari Bousbib
Ari Bousbib	Chairman of the Board of Directors, Chief Executive Officer & President (Principal Executive Officer)	April 9, 2014

/s/ Ronald E. Bruehlman
Ronald E. Bruehlman	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 9, 2014

/s/ Harshan Bhangdia
Harshan Bhangdia	Vice President and Controller (Principal Accounting Officer)	April 9, 2014

/s/ Bryan M. Taylor
Bryan M. Taylor	Director	April 9, 2014

/s/ André Bourbonnais
André Bourbonnais	Director	April 9, 2014

/s/ John G. Danhakl
John G. Danhakl	Director	April 9, 2014

/s/ Todd B. Sisitsky
Todd B. Sisitsky	Director	April 9, 2014

/s/ Ronald A. Rittenmeyer
Ronald A. Rittenmeyer	Director	April 9, 2014

/s/ Sharad S. Mansukani
Sharad S. Mansukani	Director	April 9, 2014

INDEX OF EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of IMS Health Holdings, Inc. (previously filed on April 9, 2014 as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36381) and incorporated herein by reference)

4.2	Amended and Restated Bylaws of IMS Health Holdings, Inc. (previously filed on April 9, 2014 as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-36381) and incorporated herein by reference)

4.3	IMS Health Holdings, Inc. 2014 Incentive and Stock Award Plan (previously filed on March 10, 2014 as Exhibit 10.26 to the registration statement on Form S-1 (File No. 333-193159) and incorporated herein by reference)

4.4	Healthcare Technology Holdings, Inc. 2010 Equity Incentive Plan (previously filed on March 10, 2014 as Exhibit 10.16 to the registration statement on Form S-1 (File No. 333-193159) and incorporated herein by reference)

4.5	IMS Health Incorporated Defined Contribution Executive Retirement Plan (previously filed on January 2, 2014 as Exhibit 10.10 to the registration statement on Form S-1 (File No. 333-193159) and incorporated herein by reference)

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)